EXHIBIT 99.1

[Husker Ag letterhead]

December 12, 2007

Dear Member:

We are providing this letter to announce a distribution to our members and to assist you with your year-end tax planning.

Distribution Announcement:

We are pleased to announce that the Board of Directors has approved a cash distribution in the amount of $60.00 per membership unit to members of record on December 1, 2007. We intend to mail the distribution on or before December 14, 2007.

Tax Planning Information:

As a reminder, Husker Ag is taxed as a partnership. Therefore, the Company’s 2007 taxable income will be allocated among the members on a pro-rata basis. The Company’s tax preparer, using information provided by us, has calculated the Company’s projected taxable income for 2007 along with other relevant items. These projected amounts are listed below on a per unit basis:

Amount Per Unit
Estimated Ordinary Taxable Income	$421.00

Estimated Interest Income	$17.00

Estimated Production Activities Deduction	$28.00

You are cautioned that the amounts shown above are estimates. While we believe that these amounts are reasonably accurate, the actual results may be materially different from our projections. In addition, the information provided in this letter is simply an overview of some of the tax issues our members should review and consider. They may or may not be applicable to your tax situation. You should contact your tax adviser if you have any questions regarding the information provided in this letter.

The following are some of the tax issues related to your ownership in Husker Ag:

1. The Company’s taxable income is allocated to all of its members whether or not Husker Ag makes any distributions during the year.

2. The amount of distributions made by Husker Ag to our members during 2007 does not affect, in any way, the estimated taxable income per unit reported above.

3. The distributions made by Husker Ag to the members during the year are generally not taxable — unless the amount received exceeds your adjusted basis in the Company.

4. All members, including those who are not Nebraska residents, will once again be required to file Nebraska income tax returns for 2007 All non-residents will need to return a Form 12N to Husker Ag by April 15th, 2008 or filing of the Company’s tax return. The form will be mailed to you with your Schedule K-1 as soon as we receive them from our tax preparer. We usually receive the K-1’s in February.

5. The federal production activities deduction under Internal Revenue Code Section 199 is a relatively new deduction based on a percentage of the Company’s taxable income. Members may be able to deduct this item on their federal income tax return. Please contact your tax adviser to determine whether you are eligible to utilize this deduction.

6. If any member of Husker Ag is a partnership, S corporation, estate or trust, then the numbers shown above must be divided among the partners, shareholders or beneficiaries as appropriate.

7. The estimated numbers reported above have been calculated on a per unit, full year equivalency. In other words, if some or all of your membership units were transferred to you during 2007, your portion of these amounts will generally be proportional to the length of time that you owned such units during 2007.

These discussions and conclusions are based on the facts as stated and existing authorities as of the date of this letter. The estimated amounts could change as a result of changes in the applicable laws and regulations. The Company is under no obligation to update this letter if such changes occur.

If you have questions, you may call us at 402-582-4446.

Kind regards,

/s/ Mike Kinney
Mike Kinney
Chairman of the Board

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.

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